Geospatial Corporation S-1

Exhibit 10.19

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the “Agreement”) is dated this 25th day of May, 2012 and is by and between Joseph Timothy Nippes, an adult individual with an address at 809 Smith Road, Homer City, PA 15748 (“Nippes”), Daniel A. Bradley, Jr.¸ an adult individual with an address at 6934 W Planada Lane, Glendale, Arizona 85310 (“Bradley”), Christina Sherwood, an adult individual with an address at 1227 D Gemini Drive, Annapolis, Maryland 21403 (“Sherwood”), Joseph A Lane, an adult individual with an address at 3099 Winnebago Drive, Sedalia, Colorado 80135 (“Lane”), Ronald Peterson, an adult individual with an address at 1501 Shirkey Avenue, Richmond, Missouri 64085(“Peterson”), Timothy Story, an adult individual with an address at 9155 Bent Tree Drive, Peoria, Arizona 85383(“Story”) and Linda Ward an adult individual with an address at 4113 Tartan Court, Murrysville, Pennsylvania 15668 (“Ward; together with Nippes, Bradley, Sherwood, Lane, Peterson and Story, the “Claimants” and sometimes each individually, a “Claimant”), on the one hand, and Geospatial Mapping Systems, Inc., a Delaware corporation with a principal place of business located at 229 Howes Road, Sarver, Pennsylvania 16066 (“Mapping”), Geospatial Holdings, Inc. a Delaware corporation with a principal place of business located at 229 Howes Road, Sarver, Pennsylvania 16066 (“Holdings”), Mark A. Smith, an adult individual with an address at 1001 Carlisle Street, Natrona Heights, Pennsylvania 15065 (“Smith”), Thomas R. Oxenreiter, an adult individual with an address at 7113 Clubhouse Road, Presto, Pennsylvania 15142 (“Oxenreiter”), Timothy F. Sutherland, an adult individual who resides at 3191 Landmark Road, The Plaines, Virginia 20198 (“Sutherland”) and Thomas Ridge, an adult individual with an address at 5315 Woodlawn Avenue, Chevy Chase, Maryland 20815 (“Ridge;” together with Mapping, Holdings, Smith, Oxenreiter and Sutherland, the “Geospatial Parties”).

BACKGROUND

WHEREAS, the Claimants filed a civil suit against the Geospatial Parties in the Court of Common Pleas of Allegheny County in the matter styles Nippes et al. v. Geospatial Mapping Systems, Inc. et al., No. GD 12-005210 (the “Civil Action”);

WHEREAS, to avoid the expense and rigors associated with the Civil Action, the Claimants and Geospatial Parties have agreed to resolve their differences pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, incorporating the Background section herein, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Undertakings of Geospatial Parties.

(a) On or prior to June 1, 2012, Mapping shall pay to Nippes the sum of $4,000 as reimbursement in full for legal fees and costs paid by Nippes on behalf of the Claimants in connection with the Civil Action.

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(b) For settlement purposes only, Mapping acknowledges and agrees to pay to each Claimant an amount attributable to “wages,” “expense reimbursements” and “interest,” all as more fully set forth in the schedule attached hereto and incorporated herein by reference as Exhibit “A” (the “Payment Schedule”) as follows:

(1) On or prior to July 1, 2012, Mapping shall pay to each Claimant (except for Sherwood) an amount equal to 10% of the sum of each Claimant’s “wages,” “expense reimbursements” and “interest” thereon, all as more fully set forth on the Payment Schedule. The precise payments to be made appear under the column entitled “10% Payment Due July 1.”

(2) On or prior to August 1, 2012, Mapping shall pay to each Claimant (except for Sherwood) an amount equal to 5% of the sum of each Claimant’s “wages,” “expense reimbursements” and “interest” thereon, all as more fully set forth on the Payment Schedule. The precise payments to be made appear under the column entitled “5% Payment Due Aug 1.”

(3) Commencing on September 1, 2012, Mapping shall pay each Claimant (except for Sherwood) the balance of their respective claims (i.e., “wages,” “expense reimbursements” and “interest” less the payments made in subsections (b)(1) and (b)(2) above) with interest at the annual rate of 4% amortized over a 60-month period in equal monthly payments with a balloon payment on August 1, 2015 consisting of the outstanding principal balance owing at that time. The precise monthly payments and balloon payment to be made appear under the column entitled “36 Monthly Payments” and “Balloon Payment,” respectively.

(4) With respect only to Sherwood, on July 1, 2012, Mapping shall pay Sherwood an amount equal to 25% of the sum of her “wages,” “expense reimbursements” and “interest.” The balance of Sherwood’s claim shall be amortized and paid in equal monthly payments over a twelve-month period commencing on August 1, 2012 with interest at 4% per annum. The precise 25% payment and monthly payments to be made appear under the column entitled “Total Due as of July 1” and “36 Monthly Payments,” respectively.

(c) For purposes of characterizing the payments being made to each Claimant, the principal portion of all such payments shall be allocated and paid towards each Claimant’s “expense reimbursement” first and then as “wages.” Once Mapping begins paying “wages” to any Claimant, Mapping will be responsible to deduct and withhold taxes therefrom and otherwise issue a form W-2 to said Claimant consistent with its obligations under applicable law. Upon completion and satisfaction of Mapping’s payment obligations set forth in Section 1(a) and (b) above, each Claimant acknowledges and agrees that he/she has been paid in full for any and all obligations arising out of said Claimant’s employment by Mapping and that he/she has no unsatisfied claims against any of the Geospatial Parties or any other third party arising from, related to or in any way connected with his/her employment by Mapping.

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2. Undertakings of Claimants.

(a) Within five business days after receipt of the payments set forth in Section 1(b)(1) and 1(b)(2) above, the Claimants will file a Praecipe to Discontinue Without Prejudice the Civil Action as to all of the Geospatial Parties and thereafter shall refrain from pursuing any of the Geospatial Parties or any other third party for the claims that were raised or that could have been raised in the Civil Action unless and until there is an “Event of Default” (hereafter defined). Notwithstanding the foregoing, by dismissing the Civil Action, the Claimants are not waiving the right to refile an action against the Geospatial Parties upon the occurrence of an “Event of Default” (hereinafter defined), and the Geospatial Parties are not waiving any of the defenses that they have to such claim or claims.

(b) Since this Agreement does not provide for the immediate discontinuance of the Civil Action, upon and after the execution of this Agreement by all of the parties hereto, Claimants shall be deemed to have extended the applicable response period for all of the Geospatial Parties until ten days after the occurrence of an “Event of Default” (hereinafter defined).

3. Conditional Mutual Release. Effective only upon completion and satisfaction of Mapping’s payment obligations set forth in Sections 1(a) and 1(b) above, the Claimants, on the one hand, and the Geospatial Parties, on the other hand, each on behalf of himself/herself/itself and any person or entity claiming by, through or under him/her/it, hereby unconditionally remises, releases and forever discharges the other, including, with respect to any individual being released, their respective executor, administrator, heir or beneficiary, and with respect to any entity being released, their respective, officers, directors, shareholders, employees, affiliates, subsidiaries and parent corporation, as well the agents and permitted successors and assigns of any of the foregoing, of and from any and all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, promises, warranties, guaranties, representations, liens, judgments, claims, counterclaims, cross claims, defenses and/or demands whatsoever, including claims for contribution and/or indemnity, whether now known or unknown, past or present, asserted or unasserted, contingent or liquidated, at law or in equity, or resulting from any assignment, if any, which any of them ever had or now have against the other, for or by reason of any cause, matter or thing whatsoever, arising from the beginning of time to the date of execution of this Agreement with respect to, in connection with or in any way related to the employment relationship between each of the Claimants and Mapping. Each party warrants and represents to the other that he/she/it has not assigned, pledged, hypothecated and/or otherwise divested himself/herself/itself and/or encumbered all or any part of the claims being released hereby and that he/she/it hereby agrees to indemnify and hold harmless the other against any party who asserts or claims that such an assignment, pledge, hypothecation, divestiture and/or encumbrance was made.

4. Event of Default; Remedies. If Mapping fails to make any of the payments required pursuant to Sections 1(a) or 1(b) and fails to cure same within ten days of receipt of written notice by or on behalf of the Claimant or Claimants who did not receive a timely payment, an “Event of Default” shall occur hereunder. Upon and after the occurrence of an Event of Default, the Claimant who did not receive payment (after proper notice and cure was

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afforded to Mapping) shall have all rights and remedies to pursue any unpaid obligations owing to him/her, including, without limitation, the right to re-file a lawsuit to recover any amounts alleged to be owed to such Claimant. For purposes of this Agreement, written notice of any failure to receive payment shall be sent by facsimile, e-mail or overnight mail as follows: Geospatial Mapping Systems, Attn.: Mark Smith, 229 Howes Run Road, Sarver, PA 16055 (fax no. (724) 353-3049) (email address mark@geospatialcorporation.com); and to Geospatial Mapping Systems, Inc., Attn.: Thomas Oxenreiter, 229 Howes Run Road, Sarver, PA 16055 (fax no. (724) 353-3049) (email address toxenreiter@geospatialcorporation.com) with a copy to David B. Smith, Esquire, Smith Kane, LLC, 112 Moores Road, Malvern, PA 19355 (fax no. (610) 407-7218) (e-mail address dsmith@smithkanelaw.com).

5. Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

6. Severability. The provisions of this Agreement will, to the greatest extent possible, be interpreted in such a manner as to comply with applicable law, but if any provision hereof is, notwithstanding such interpretation, determined to be invalid, void or unenforceable, the remaining provisions of this Agreement will not be affected thereby but will remain in full force and effect and be binding upon the parties hereto, unless the deletion of such invalid, void or unenforceable provision or provisions would result in such a material change as to cause the continuation of this Agreement to be unreasonable.

7. Assignment. The rights and obligations of the parties hereto under this Agreement shall inure to the benefit of, and shall be binding upon, their respective successors and assigns; provided, however, that no party may assign that party’s rights or responsibilities hereunder with the written consent of all other parties hereto.

8. Counterparts. This Agreement may be signed by each party hereto by facsimile or in .pdf format and in several counterparts, in which event all such counterparts shall constitute one agreement, binding on all the parties hereto.

9. Governing Law. Each party agrees that the formation, interpretation and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania excluding its conflict of law rules. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party.

10. Integrated Agreement. Each party agrees that this Agreement sets forth the entire agreement between them on this subject and supersedes all other oral and written understandings or agreements between the parties regarding the subject matter of this Agreement. The terms of this Agreement are contractual and not mere recitals. All heading, titles and similar items are provided for the purpose of reference and convenience and are not intended to affect the meaning, content or scope of this Agreement.

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11. Representation by Counsel. Each party hereto acknowledges that he/she/it hashad the benefit of legal counsel of his/her/its own choice and has been afforded an opportunity to review this Agreement with his/her/its legal counsel (or has been advised that he/she/it should have legal counsel and has voluntarily declined to engage legal counsel) and agrees that this Agreement shall be construed as if jointly drafted by all the parties hereto. This Agreement constitutes a settlement or compromise of claims and is therefore not intended to be and shall not be construed to be or used as an admission as to liability or damages.

12. Further Assurances. Each of the parties hereto agrees that he/she/it will take all such actions and execute and deliver any document, instrument and/or agreement as may be reasonably necessary from time to time to effect the provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

ATTEST	GEOSPATIAL MAPPING SYSTEMS, INC.

/s/ Thomas R. Oxenreiter	By:	/s/ Mark A. Smith
Name: Mark A. Smith
Title: CEO

ATTEST	GEOSPATIAL HOLDINGS, INC.

/s/ Thomas R. Oxenreiter	By:	/s/ Mark A. Smith
Name: Mark A. Smith
Title: CEO

WITNESS

/s/ Thomas R. Oxenreiter	By:	/s/ Mark A. Smith
Mark A. Smith

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WITNESS

/s/ Mark A. Smith	/s/ Thomas R. Oxenreiter
Thomas R. Oxenreiter

WITNESS

/s/ Timothy F. Sutherland
Timothy F. Sutherland

WITNESS

/s/ Susan C. Galen_	/s/ Thomas Ridge
Thomas Ridge

WITNESS

/s/ Joseph Timothy Nippes
Joseph Timothy Nippes

WITNESS

/s/ Melinda Bradley	/s/ Daniel A. Bradley, Jr.
Daniel A. Bradley, Jr.

WITNESS

/s/ Tim Nippes	/s/ Christina Sherwood
Christina Sherwood

WITNESS

/s/ Joseph A. Lane
Joseph A. Lane

WITNESS

/s/ Piper Peterson	/s/ Ronald Peterson
Ronald Peterson

WITNESS

/s/ Dana Story	/s/ Timothy Story
Timothy Story

WITNESS

/s/ Dorothy Z. Reddick	/s/ Linda Ward
Linda Ward